UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 3, 2013

BROADWAY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27464	95-4547287
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5055 Wilshire Boulevard, Suite 500, Los Angeles, California		90036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:    (323) 634-1700

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01         Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 3, 2013, Broadway Financial Corporation (the “Company”) received a written notification from Nasdaq notifying the Company that it had failed to comply with Nasdaq’s Marketplace Rule 5550(a)(2) (the “Rule”) because the bid price for the Company’s common stock over a period of 30 consecutive business days prior to such date had closed below the minimum $1.00 per share requirement for continued listing.  The notification had no immediate effect on the listing of the Company’s common stock and was disclosed in a previous Form 8-K filing.

In accordance with Nasdaq’s Marketplace Rule 5810(c)(3)(A), the Company had a period of 180 calendar days, or until July 2, 2013, to regain compliance with the Rule.  By the end of June 2013, it became apparent to the Company that it would not be in compliance with the Rule by July 2, 2013, which would subject the Company’s common stock to delisting from The Nasdaq Capital Market.  As a result, the Company notified Nasdaq and applied for an extension of the cure period, as permitted under the original notification.  In the application, the Company indicated that it met all other continuing listing requirements for the Nasdaq Capital Market and provided written notice of its intention to cure the deficiency during the second compliance period of an additional 180 days, by various plans, including effecting a reverse stock split, if necessary.

On July 3, 2013, the Company received a written notification from Nasdaq that the Company has been granted an additional 180 calendar days, or until December 30, 2013, to regain compliance with the minimum $1.00 bid price per share requirement of the Rule.

If at any time before December 30, 2013, the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with the Rule.

If compliance with the Rule cannot be demonstrated by December 30, 2013, Nasdaq will provide written notification that the Company’s common stock will be delisted.  At that time, the Company may appeal Nasdaq’s determination to a Hearings Panel.

The Company will continue to monitor the bid price for its common stock and consider various options available to it if its common stock does not trade at a level that is likely to regain compliance.  These options include effecting a reverse stock split.

As previously announced, the Company is pursuing a comprehensive Recapitalization that is intended to reduce approximately $22.7 million of senior debt, preferred stock and related accumulated dividends, eliminate the estimated $1.69 million of accrued but unpaid interest on all of the Company’s senior debt, raise gross proceeds of $4.2 million of new equity capital, and result in the issuance of approximately 18.1 million shares of common stock and common stock equivalents.

Item 9.01  Financial Statements and Exhibits.

99.1        Nasdaq letter dated July 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWAY FINANCIAL CORPORATION

Date: July 8, 2013	By	/s/	Brenda J. Battey
Brenda J. Battey
Chief Financial Officer

EXHIBIT INDEX

99.1        Nasdaq letter dated July 3, 2013